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Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated December 13, 2002 on the financial statements of Iroquois Bio-Energy Company, LLC as of November 30, 2002 and for the years ended November 30, 2002 and 2001 and the period from inception to November 30, 2002 in the Post-Effective Amendment No. 1 to Form SB-2 Registration Statement of Iroquois Bio-Energy Company, LLC dated on or about September 8, 2003 and to the reference to our firm under the caption "Experts" in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
September 8, 2003

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CONSENT OF INDEPENDENT AUDITORS